Exhibit 10.1

First Amendment to the
I-SECTOR CORP. INCENTIVE PLAN
(As Amended and Restated Effective July 28, 2003)

WHEREAS, the I-Sector Corp. Incentive Plan as amended and restated effective July 28, 2003 (the “Plan”), was adopted by the Board of Directors of I-Sector Corp. and approved by shareholders on July 28, 2003; and

WHEREAS, under Section 7.7 of the Plan the Board has the authority to amend the Plan subject to certain shareholder approval requirements; and

WHEREAS, the Board has authorized this first amendment of the Plan subject to stockholder approval as provided herein.

NOW THEREFORE, the Plan is hereby amended as follows:

1. The first paragraph of Section 1.2(f) shall be amended as follows

     (f) Committee. A committee appointed by the Board consisting of not less than two directors as appointed by the Board to administer the Plan. During such period that the Company is a Publicly Held Corporation, the Plan shall be administered by a committee appointed by the Board consisting of not less than two directors who fulfill the “non-employee director” requirements of Rule 16b-3 under the Exchange Act, the “outside director” requirements of Section 162(m) of the Code and the “independent” requirements of the rules of any national securities exchange or the NASDAQ, as the case may be, on which any of the securities of the Company are traded, listed or quoted. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous provisions of this paragraph.

2. Section 1.2(bb), Other Stock-Based Award. An award granted by the Committee to a Grantee under Section 5.1 that is valued in whole or in part by reference to, or is otherwise based upon Common Stock, and is payable in Common Stock or cash.

3. Section 1.4 shall be amended in its entirety to read as follows:

1.4 Shares of Common Stock Available for Incentive Awards

     Subject to adjustment under Section 6.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) 900,000 Shares of Common Stock. The total number of Shares reserved for issuance under the Plan (pursuant to the previous sentence) shall be available for any one of the following types of grants: Incentive Stock Options, Nonstatutory Stock Options, SAR, Restricted Stock, a payment of a Performance Share in Shares, a payout of a Performance Unit in Shares, a payout of an Other Stock-Based Award in Shares described in Section 5 (which includes, without limitation, Deferred Stock, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

     During any period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:

     (a) Subject to adjustment as provided in Section 6.5, the maximum aggregate number of Shares of Common Stock (including Stock Options, SARs, Restricted Stock, Performance Units and Performance Shares paid out in Shares, or Other Stock-Based Awards paid out in Shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any Incentive Award held by any individual Employee shall be 900,000 Shares.

     (b) The maximum aggregate cash payout (including SARs, Performance Units and Performance Shares paid out in cash, or Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any individual Employee shall be Twenty Million dollars ($20,000,000).

     (c) With respect to any Stock Option or Stock Appreciation Right granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option or Stock Appreciation Right shall continue to count against the maximum number of Shares that may be the subject of Stock Options or Stock Appreciation Rights granted to such Employee hereunder to the extent such is required in accordance with Section 162(m) of the Code.

     (d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.

4. Section 6.5(e) shall be amended in its entirety as follows:

     (e) Assumption under the Plan of Outstanding Stock Options. Notwithstanding any other provision of the Plan, the Committee, in its absolute discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock-based incentive awards that were granted under a stock option plan (or other type of stock incentive plan or agreement) that is or was maintained by a newly acquired or currently owned corporation or other entity that was merged into, restructured, or consolidated with, or whose stock or assets were acquired by, the Company or a Subsidiary of the Company as the surviving corporation. Any such action shall be upon such terms and conditions as the Committee, in its discretion, may deem appropriate, including provisions to preserve the holder’s rights under the previously granted and unexercised stock option or other stock-based incentive award, such as, for example, retaining an existing exercise price under an outstanding stock option. Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of Shares reserved for issuance pursuant to Section 1.4. In addition, any Shares issued by the Company through assumption or substitution or exchange of outstanding grants from an acquired company shall reduce the Shares available for grants under Section 1.4.

5. Section 6.5 of the Plan shall be amended by inserting the following new paragraph:

     (g) Substitute Awards. Incentive Awards granted under the Plan may, at the discretion of the Committee, be granted in substitution or exchange for, any other award granted under another plan of the Company or any Subsidiary of the Company. Such substitution and exchange may be granted at any time. If an Incentive Award is granted in substitution or exchange for another award under another plan of the Company or a plan of a Subsidiary, the Committee shall require the surrender of such other award. Any Shares issued by the Company through substitution or exchange of outstanding grants under this Section 6.5(g) shall reduce the Shares available for grants under Section 1.4.

The Plan as amended hereby is effective on December 16, 2004, subject to approval of the stockholders of the Company within one year from December 16, 2004. Incentive Awards may be granted under the Plan pursuant to this amendment prior to the receipt of such stockholder approval; provided however, that if the requisite stockholder approval is not obtained then any such Incentive Awards granted hereunder shall automatically become null and void and have no force and effect.

I-SECTOR CORP.
By:	/s/ James H. Long
James H. Long, Chairman of the Board and Chief Executive Officer

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